EXHIBIT 10.1
EXECUTION VERSION
$1,119,343,312
CREDIT AGREEMENT
Dated as of July 11, 2007
among
ProLogis North American Closed-End Industrial Fund REIT II LLC
as Term Borrower
and
ProLogis North American Closed-End Industrial Fund Sub, LP
as Convertible Borrower
and
ProLogis North American Closed-End Industrial Fund, LP
as Holdings

and
The Lenders Party Hereto
and
Citicorp North America, Inc.
as Administrative Agent
Citigroup Global Markets Inc.
as Book Manager and Arranger
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119

Schedules
Schedule I	—	Commitments
Schedule II	—	Applicable Lending Offices and Addresses for Notices
Schedule III	—	Valuation Rate
Schedule 2.6	—	Conversion of Convertible Note
Schedule 4.2	—	Consents
Schedule 4.3	—	Ownership of Subsidiaries
Schedule 4.7	—	Litigation
Schedule 4.15	—	Labor Matters
Schedule 4.16	—	List of Plans
Schedule 4.17	—	Environmental Matters
Schedule 4.19	—	Real Property
Schedule 8.2	—	Existing Liens
Schedule 8.3	—	Existing Investments

Exhibits

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B-1	—	Form of Term Loan Note
Exhibit B-2	—	Form of Convertible Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit E	—	Form of Notice of Conversion or Continuation
Exhibit F	—	Form of Pledge Agreement

          Credit Agreement, dated as of July 11, 2007, among ProLogis North American Closed-End Industrial Fund REIT II LLC, a Delaware limited liability company (the “Term Borrower”), ProLogis North American Closed-End Industrial Fund Sub, LP, a Delaware limited partnership (the “Convertible Borrower” and, together with the Term Borrower, the “Borrowers”), ProLogis North American Closed-End Industrial Fund, LP, a Delaware limited partnership (“Holdings”), the Lenders (as defined below) and Citicorp North America, Inc. (“Citicorp”), as agent for the Lenders (in such capacity, and as agent for the Secured Parties under the Collateral Documents, the “Administrative Agent”).
Witnesseth
          Whereas, the Borrowers have requested that the Lenders make available for the purposes specified in this Agreement (i) a senior secured term loan facility and (ii) a convertible secured term loan facility; and
          Whereas, the Lenders are willing to make available to the Borrowers such facilities upon the terms and subject to the conditions set forth herein;
          Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
Definitions, Interpretation and Accounting Terms
          Section 1.1 Defined Terms
          As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Account” has the meaning given to such term in the UCC.
          “Acquisition” means the purchase by the Purchaser of (i) all of the outstanding capital stock of Acquired Co. and (ii) the notes issued by Macquarie ProLogis U.S. Trust, Inc. and Macquarie ProLogis Mexico Trust, Inc. to Macquarie ProLogis Income Trust, pursuant to the terms of the Acquisition Agreement.
          “Acquisition Agreement” means the Implementation Agreement, dated April 17, 2007, between the Term Borrower, Prologis and Macquarie ProLogis Management Limited, as responsible entity of Macquarie Prologis Trust.
          “Acquired Co.” means Macquarie ProLogis Trust (ASX: MPR), an Australian listed property trust.
          “Administrative Agent” has the meaning specified in the preamble to this Agreement.
          “Affected Lender” has the meaning specified in Section 2.17.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agent Affiliate” has the meaning specified in Section 10.3.
          “Agreement” means this Credit Agreement.
          “Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
          “Applicable Margin” means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan set forth below:

Base Rate Loans			Eurodollar Rate Loans
Term Loans
Term Loans	Term Loans		Term Loans	on or after
prior to first	on or after		prior to first	first
Extension	first Extension	Convertible	Extension	Extension	Convertible
Date	Date	Loans	Date	Date	Loans
0%	0.50%	0.50%	0.75%	1.50%	1.50%
          “Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any joinder to the Pledge Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material.
          “Approved Electronic Platform” has the meaning specified in Section 10.3.
          “Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.
          “Arranger” means Citigroup Global Markets Inc., in its capacity as sole arranger and sole book manager.
          “Asset Sale” has the meaning specified in Section 8.4.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.
          “Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of the following:
(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and
(b) 0.5% per annum plus the Federal Funds Rate.

          “Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.
          “Borrowers” has the meaning specified in the preamble to this Agreement.
          “Borrowing” means a Term Loan Borrowing or a Convertible Loan Borrowing.
          “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.
          “Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest, taxes and insurance costs capitalized during construction.
          “Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.
          “Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.
          “Cash Equivalents” means (a) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one (1) year of the date of acquisition thereof, (b) commercial paper rated “A-1” (or higher) according to S&P, or “AP-1” (or higher) according to Moody’s and maturing not more than one hundred and eighty (180) days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by any Lender or any other United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are substantially limited to the foregoing.
          “Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.
          “Change of Control” means the occurrence of any event, transaction or occurrence (other than upon a Conversion Event) as a result of which (a) prior to the earlier of the Conversion Date and the end of the Conversion Period, ProLogis shall cease to directly or indirectly own and control all of the economic and voting rights associated with all of the outstanding Stock of all classes of each Borrower, (b) thereafter, ProLogis shall cease to control, directly or indirectly, the general partner (or equivalent entity) of the Convertible Borrower, (c) ProLogis shall cease to control, directly or indirectly, the general partner (or equivalent entity(ies)) of PM Fund, (d) the Convertible Borrower shall cease to own and control at least 95% of the economic and voting rights associated with all of the outstanding Stock of the Term Borrower, or (e) the Term Borrower shall cease to own and control at least 95% of the economic and voting rights associated with the outstanding Stock of the Purchaser. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          “Citibank” means Citibank, N.A., a national banking association.
          “Citicorp” has the meaning specified in the preamble to this Agreement.
          “Closing Date” means the first date on which any Loan is made.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          “Collateral” means (a) all of the Convertible Borrower’s interests in the Stock of the Term Borrower, (b) all of the Term Borrower’s interests in the Stock of the Purchaser, (c) each Grantor’s interest in the Stock of PM Fund.
          “Collateral Documents” means the Pledge Agreement and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.
          “Commitment” means, with respect to any Lender, such Lender’s (i) Term Commitment, if any, and (ii) Convertible Loan Commitment, if any, and “Commitments” means the aggregate Term Commitments and Convertible Loan Commitments.
          “Compliance Certificate” has the meaning specified in Section 6.1(d).
          “Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.
          “Consolidated Net Income” means, for any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall equal such Person’s pro rata share of such net income (based on such Person’s ownership percentage in such other Person) and (b) extraordinary gains and losses and any one-time increase or decrease to net income for such period that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.
          “Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person and (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person.
          “Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.
          “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
          “Conversion Date” means the date (if any) on which the Conversion Event occurs.

          “Conversion Event” means the conversion of the Convertible Note into Partnership Interests pursuant to Schedule 2.6.
          “Conversion Period” has the meaning specified in Schedule 2.6.
          “Convertible Borrower” has the meaning specified in the preamble to this Agreement.
          “Convertible Lender” means, prior to the end of the Conversion Period, Citibank; and thereafter, each Lender (if any) holding a Convertible Loan.
          “Convertible Loan” has the meaning specified in Section 2.1(b).
          “Convertible Loan Borrowing” means Convertible Loans made on the same day by the Convertible Lenders ratably according to their respective Convertible Loan Commitments.
          “Convertible Loan Commitment” means, with respect to each Convertible Lender, the commitment of such Lender to make a Convertible Loan to the Convertible Borrower on the Effective Date in the principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Convertible Loan Commitment”, as such amount may be reduced pursuant to this Agreement.
          “Convertible Loan Facility” means the Convertible Loan Commitments and the provisions herein related to the Convertible Loans.
          “Convertible Loan Maturity Date” means July 11, 2012.
          “Convertible Loan Note” means a promissory note of the Convertible Borrower payable to the order of any Convertible Lender evidencing the Convertible Loan owing to such Lender.
          “Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP or in a manner reasonably acceptable to the Administrative Agent;
(b) banker’s Liens, Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP or in a manner reasonably acceptable to the Administrative Agent;
(c) deposits made in the ordinary course of business in connection with workers’ compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and
(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease.
          “Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by any Group Member.
          “Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.
          “Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the scheduled Term Maturity Date.
          “Dollars” and the sign “$” each mean the lawful money of the United States of America.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrowers (or after the Conversion Date, the Term Borrower) and the Administrative Agent.
          “Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.
          “Domestic Subsidiary” means any Subsidiary of either Borrower organized under the laws of any state of the United States of America or the District of Columbia.
          “EBITDA” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses, (v) any aggregate net loss from the sale, exchange or other disposition of capital assets by such Person, (vi) losses associated with mark-to-market adjustments to foreign exchange Hedging Contracts; (vii) losses from early extinguishment of Indebtedness and (viii) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items, (iv) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person, (v) gains associated with mark-to-market adjustments to foreign exchange Hedging Contracts; (vi) mark-to-market amortization of Indebtedness arising from the purchase accounting impact of corporate acquisitions, (vii) gains from early extinguishment of Indebtedness and (viii) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(viii) above by reason of a decrease in the value of any Stock or Stock Equivalent.
          “Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Term Borrower or the Convertible Borrower, as applicable, or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.
          “Entitlement Holder” has the meaning given to such term in the UCC.
          “Entitlement Order” has the meaning given to such term in the UCC.
          “Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.
          “Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “Equipment” has the meaning given to such term in the UCC.

          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Group Member within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of any Group Member or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any Group Member or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on any Group Member or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrowers (or after the Conversion Date, the Term Borrower) and the Administrative Agent.
          “Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.
          “Event of Default” has the meaning specified in Section 9.1.

          “Extension Date” means any date a Term Loan Extension may be made pursuant to Section 2.6(a).
          “Facilities” means (a) the Term Loan Facility and (b) the Convertible Loan Facility.
          “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Fee Letter” shall mean the letter dated April 13, 2007, addressed to ProLogis from Citicorp and the Arranger and accepted by ProLogis on April 13, 2007, with respect to certain fees to be paid from time to time to Citicorp and the Arranger.
          “Financial Asset” has the meaning given to such term in the UCC.
          “Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (d), (e), (f), (g)(excluding nonrecourse Indebtedness) and (h) of the definition of “Indebtedness” and non-contingent obligations of the type specified in clause (c) of such definition.
          “Financial Statements” means the financial statements of Holdings and its Subsidiaries delivered in accordance with Section 6.1.
          “Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.
          “Fiscal Year” means the twelve month period ending on December 31.
          “Fixed Charge Coverage Ratio” means, with respect to Holdings as of the last day of any Fiscal Quarter, the ratio of (a)(i) EBITDA minus (ii) Capital Expenditures to (b) Fixed Charges, in each case for the four Fiscal Quarters ending on the date of determination.

          “Fixed Charges” means with respect to Holdings for any period the sum determined on a Consolidated basis of (a) Interest Expense for such period, (b) the aggregate amount of regularly scheduled payments of principal (excluding any balloon payment) with respect to Consolidated Financial Covenant Debt during such period and (c) all cash dividends payable by any Group Member on preferred stock in respect of such period to Persons other than other Group Members.
          “Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.
          “General Intangible” has the meaning given to such term in the UCC.
          “Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.
          “Grantor” means each Person party to the Pledge Agreement.
          “Group Member” means Holdings, the Borrowers and each of their respective Subsidiaries.
          “Growth Capex” means, for any period, the Capital Expenditures made by the Group Members that have not been made for the purpose of tenant improvements, leasing commissions or replacing, maintaining, repairing, or upgrading existing properties.
          “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii),

(iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. “Guaranty Obligation” shall exclude (i) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection and (ii) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.
          “Hedging Contracts” means all Interest Rate Contracts, foreign exchange hedging contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
          “Holdings Accountants” means KPMG LLP or other independent nationally-recognized public accountants selected by ProLogis.
          “Incremental Indebtedness” has the meaning specified in Section 8.1(j).
          “Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and other obligations with respect to letters of credit and bankers’ acceptances, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue and deferred tax liabilities, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) the Swap Termination Value under Hedging Contracts to which such Person is a party and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisitions or any mark-to-market remeasurement of the amount of any Indebtedness denominated in a currency other than Dollars. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.
          “Indemnified Matter” has the meaning specified in Section 11.4.
          “Indemnitee” has the meaning specified in Section 11.4.
          “Interest Expense” means, for any Person for any period, Consolidated total interest expense of such Person and its Subsidiaries for such period.

          “Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending seven or 14 days or one, two, three or six months thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or Section 2.11 and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending seven or 14 days or one, two, three or six months thereafter, as selected by the applicable Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) other than with respect to any seven- or 14-day Interest Period, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
          (iii) the Convertible Borrower may not select any Interest Period for a Convertible Loan that ends after the Convertible Loan Maturity Date;
          (iv) the Term Borrower may not select any Interest Period for a Term Loan that ends after the then scheduled Term Maturity Date;
          (v) neither Borrower may select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000; and
          (vi) there shall be outstanding at any one time no more than six Borrowings of Eurodollar Loans in the aggregate.
          “Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance and other interest rate derivative products used to hedge interest rates.
          “Inventory” has the meaning given to such term in the UCC.
          “Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

          “IRS” means the Internal Revenue Service of the United States or any successor thereto.
          “Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.
          “Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.
          “Leverage Ratio” means, with respect to Holdings as of any date, the ratio of (a) Consolidated Financial Covenant Debt outstanding as of such date to (b) Value for the last four Fiscal Quarter period ending on or before such date.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment as security, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing (but excluding the interest of a lessor under an operating lease).
          “Loan” means any loan made by any Lender pursuant to this Agreement.
          “Loan Documents” means, collectively, this Agreement, the Notes (if any), the Fee Letter and the Collateral Documents.
          “Loan Party” means each Borrower and each Grantor.
          “Maintenance Capex” means, for any period, the Capital Expenditures made by the Group Members that have been made for the purpose of tenant improvements, leasing commissions or replacing, maintaining, repairing, or upgrading existing properties.
          “Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrowers or the Borrowers and their Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document or any Related Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of either Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
          “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any Group Member or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

          “Net Cash Proceeds” means proceeds received by any Group Member after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under Section 8.4 (a), (b), (d), (e), (f) and (g), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable by any Group Member as a result thereof, and (iv) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, (b) Property Loss Event, net of collection costs and amounts required to be paid or prepaid on Indebtedness or (c) Debt Issuance permitted under Section 8.1(d), (e), (k) or (l), in each case to the extent required thereby and net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction but excluding the first $10,000,000 of such proceeds received with respect to any Asset Sale during any Fiscal Year.
          “Net Operating Income” means with respect to Holdings and its Subsidiaries for any period, the difference (if positive) between (a) any rentals, proceeds, expense reimbursements, or income received from real estate properties (including land) owned by Holdings, any Subsidiary or any trust of which Holdings or any Subsidiary is the sole beneficiary (but excluding security or other deposits, late fees, early termination or other penalties of a non-recurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation, or leasing of such properties, in each case determined in accordance with GAAP (but excluding depreciation, amortization, Interest Expense and Capital Expenditures).
          “Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in Interest Expense for such period (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable by the issuance of additional Indebtedness or by the addition to the principal of the related Indebtedness and (d) other non-cash interest.
          “Non-Consenting Lender” has the meaning specified in Section 11.1(c).
          “Non-Funding Lender” has the meaning specified in Section 2.2(d).
          “Non-U.S. Lender” means each Lender (or the Administrative Agent) that is a Non-U.S. Person.
          “Non-U.S. Person” means any Person that is not a Domestic Person.
          “Note” means any Term Loan Note or any Convertible Loan Note.
          “Notice of Borrowing” has the meaning specified in Section 2.2(a).
          “Notice of Conversion or Continuation” has the meaning specified in Section 2.11.
          “Obligations” means, with respect to either Borrower, the Loans and all other amounts, obligations, covenants and duties owing by such Borrower to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment) or absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to such Borrower under this Agreement or any other Loan Document.
          “Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).
          “Partnership Interests” means limited partnership interests in the Convertible Borrower.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.
          “Pledge Agreement” means an agreement, in substantially the form of Exhibit F, executed by each Borrower and each other Grantor party thereto.
          “Pledged Stock” has the meaning specified in the Pledge Agreement.
          “PM Fund” means ProLogis-Macquarie Fund, a Delaware general partnership.
          “Proceeds” has the meaning given to such term in the UCC.
          “Pro forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition and disposition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition or disposition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.
          “Projections” means the financial projections delivered by ProLogis to Citigroup Global Markets Inc. on April 13, 2007 (and titled “Commitment Letter Financial Projections”).
          “ProLogis” means ProLogis, a Maryland real estate investment trust.
          “Property Loss Event” means (a) any loss of or damage to property of any Group Member that results in the receipt by such Person of proceeds of insurance in excess of $25,000,000 (individually or in the aggregate) or (b) any taking of property of any Group Member that results in the receipt by such Person of a compensation payment in respect thereof in excess of $25,000,000 (individually or in the aggregate).
          “Purchaser” means Acquiring Corp., a Delaware corporation, owned 100% by the Term Borrower and formed to make the Acquisition.
          “Purchasing Lender” has the meaning specified in Section 11.7.

          “Ratable Portion” or “ratably” means, with respect to any Lender, (a) with respect to the Term Facility, the percentage obtained by dividing (i) the Term Commitment of such Lender by (ii) the aggregate Term Commitments of all Term Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate outstanding principal balance of such Lender’s Term Loan by the aggregate outstanding principal balance of all Term Loans), (b) with respect to the Convertible Loan Facility, the percentage obtained by dividing (i) the Convertible Loan Commitment of such Lender by (ii) the aggregate Convertible Loan Commitments of all Convertible Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate outstanding principal balance of such Lender’s Convertible Loan by the aggregate outstanding principal balance of all Convertible Loans), and (c) with respect to the Facilities as a whole, the percentage obtained by dividing (i) the Commitments of such Lender by (ii) the aggregate Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Loans owing to such Lender by the aggregate outstanding principal balance of all Loans owing to all Lenders).
          “Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.
          “Reference Bank” means the Lender (or any Affiliate thereof) that is then acting as the Administrative Agent or an Affiliate of the Administrative Agent.
          “Register” has the meaning specified in Section 2.7(b).
          “Reinvestment Deferred Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.
          “Reinvestment Event” means any Asset Sale or Property Loss Event in respect of which either Borrower (or after the Conversion Date, the Term Borrower) has delivered a Reinvestment Notice.
          “Reinvestment Notice” means a written notice executed by a Responsible Officer of the applicable Borrower stating that no Default or Event of Default has occurred and is continuing and that such Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to acquire replacement assets useful in its or one of its Subsidiaries’ businesses and/or, in the case of a Property Loss Event, to effect repairs.
          “Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the Reinvestment Deferred Amount for such Net Cash Proceeds less any amount expended or scheduled to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date for such Net Cash Proceeds to acquire, to the extent otherwise permitted hereunder, replacement assets useful in the business of any Group Member and/or, in the case of a Property Loss Event, to effect repairs.
          “Reinvestment Prepayment Date” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event (unless such Net Cash Proceeds of any Reinvestment Event have been reinvested prior to such 365th day) and (b) the date that is five Business Days after the date on which the applicable Borrower shall have notified the Administrative Agent of such Borrower’s determination not to acquire replacement assets useful in the applicable Group Member’s business (and/or, in the case of a Property Loss Event, not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount for such Net Cash Proceeds.
          “Related Documents” means the Acquisition Agreement and each other document and instrument executed with respect thereto.
          “Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.
          “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
          “Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate outstanding amount of the Term Loans then outstanding and (b) the aggregate outstanding amount of the Convertible Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”
          “Responsible Officer” means, with respect to any Person, any executive officer with the title Vice President or above, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.
          “Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of any Group Member now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of any Group Member now or hereafter outstanding.
          “S&P” means Standard & Poor’s Rating Services.
          “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended.
          “Secured Obligations” means, in the case of either Borrower, the Obligations of such Borrower and, in the case of any Loan Party, the obligations of such Loan Party under the Loan Documents to which it is a party.

          “Secured Parties” means the Lenders, the Administrative Agent and any other holder of any Secured Obligation.
          “Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.
          “Selling Lender” has the meaning specified in Section 11.7.
          “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as of such date and that it intends to conduct after such date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.
          “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.
          “Substitute Institution” has the meaning specified in Section 2.17.
          “Substitution Notice” has the meaning specified in Section 2.17.
          “Swap Termination Value” means, in respect of one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily marketable quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).

          “Tax Return” has the meaning specified in Section 4.8.
          “Taxes” has the meaning specified in Section 2.16(a).
          “Term Borrower” has the meaning specified in the preamble to this Agreement.
          “Term Borrowing” means Term Loans made on the same day by the Term Lenders ratably according to their respective Term Commitments.
          “Term Commitment” means, with respect to each Term Lender, the commitment of such Lender to make a Term Loan to the Term Borrower in the principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Commitment”, as such amount may be reduced pursuant to this Agreement.
          “Term Facility” means the Term Commitments and the provisions herein related to the Term Loans.
          “Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.
          “Term Loan” has the meaning specified in Section 2.1(a).
          “Term Loan Extension” has the meaning specified in Section 2.6(a).
          “Term Loan Note” means a promissory note of the Term Borrower payable to the order of any Term Lender evidencing the Term Loan owing to such Lender.
          “Term Maturity Date” means, the latest of (x) 12 months after the Closing Date, (y) 18 months after the Closing Date; provided the initial Term Loan Extension is exercised and all conditions set forth in Section 2.6(a) have been satisfied and (z) 24 months after the Closing Date; provided each Term Loan Extension is exercised and all conditions set forth in Section 2.6(a) have been satisfied.
          “Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which any Group Member or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
          “UCC” has the meaning specified in the Pledge Agreement.
          “Unfunded Pension Liability” means, with respect to any Group Member at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Group Member or any ERISA Affiliate as a result of such transaction.

          “U.S. Lender” means each Lender (or the Administrative Agent) that is a Domestic Person.
          “Valuation Rate” has the meaning set forth on Schedule III.
          “Value” means Net Operating Income of Holdings determined on a Consolidated basis divided by the Valuation Rate.
          “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
          “Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.
          “Withdrawal Liability” means, with respect to any Group Member at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.
          Section 1.2 Computation of Time Periods
          In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
          Section 1.3 Accounting Terms and Principles
          (a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V shall, unless expressly otherwise provided herein, be made in conformity with GAAP.
          (b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by Holdings with the agreement of the Holdings Accountants and results in a change in any of the calculations required by Article V or VIII that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V or VIII shall be given effect until such provisions are amended to reflect such changes in GAAP.
          (c) For purposes of making any of the financial covenant calculations required by this Agreement, all components of such calculations for any fiscal period or portion thereof occurring prior to the Closing Date shall be calculated by reference to the financial performance of Acquired Co.

          (d) For purposes of making all financial calculations to determine compliance with Article V, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by any Group Member after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrowers on a Pro forma Basis.
          Section 1.4 Certain Terms
          (a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.
          (b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.
          (c) Each agreement or document defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.
          (d) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.
          (e) The terms “Lender” and “Administrative Agent” include their respective successors.
          (f) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7, references to Citicorp in Section 10.4 and to Citibank in the definitions of Base Rate, Eurodollar Rate and Reference Bank shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.
ARTICLE II
The Facilities
          Section 2.1 The Commitments
          (a) Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees to make a loan (each a “Term Loan”) in Dollars to the Term Loan Borrower on the Closing Date in an aggregate amount not to exceed such Lender’s Term Commitment. Amounts of Term Loans may not be reborrowed.
          (b) Convertible Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Convertible Lender severally agrees to make a loan (each a “Convertible Loan”) in Dollars to the Convertible Borrower on the Closing Date, in an amount not to exceed such Lender’s Convertible Loan Commitment. Amounts of Convertible Loans prepaid may not be reborrowed.

          Section 2.2 Borrowing Procedures
          (a) Each Borrowing shall be made on notice given by the applicable Borrower to the Administrative Agent not later than 12:00 noon (New York time) on the date of any requested Borrowing of Base Rate Loans or Eurodollar Rate Loans. Each such notice shall be in substantially the form of Exhibit C (a “Notice of Borrowing”), specifying (A) the aggregate amount of such proposed Borrowing, (B) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans and (C) for each Eurodollar Rate Loan, the initial Interest Period or Periods thereof. Loans shall be made as Base Rate Loans unless, subject to Section 2.14, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans.
          (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a). Each Lender shall, before 11:00 am. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8, in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1) on the Closing Date, of the applicable conditions set forth in Section 3.1, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the applicable Borrower.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the applicable Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the applicable Borrower.
          (d) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

          Section 2.3 [Intentionally Omitted]
          Section 2.4 [Intentionally Omitted]
          Section 2.5 [Intentionally Omitted]
          Section 2.6 Repayment of Loans
          (a) The Term Borrower promises to repay the entire unpaid principal amount of the Term Loans on the Term Maturity Date. The Term Borrower may, upon notice sent to the Administrative Agent within 30 days prior to each of (i) the six month anniversary of the Closing Date and (ii) the one year anniversary of the Closing Date, by request to the Administrative Agent, elect to extend the Term Maturity Date for an additional six month period. Any such extension (each, a “Term Loan Extension”) shall take effect on the applicable anniversary of the Closing Date so long as (A) no Default or Event of Default exists on the date of the notice to the Administrative Agent and (B) on or prior to applicable anniversary date, the Borrower pays the Administrative Agent for the account of each Term Lender a fee equal to 0.25% of the outstanding principal amount of such Lender’s Term Loan.
          (b) The Convertible Borrower promises to repay the entire unpaid principal amount of the Convertible Loans on the Convertible Loan Maturity Date; provided that if the Convertible Loans are converted into Partnership Interests in accordance with Schedule 2.6, then the Convertible Loans shall be deemed repaid on the Conversion Date.
          Section 2.7 Evidence of Debt
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the applicable Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) (i) The Administrative Agent, acting as agent for each Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s interest in each Loan, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent for each Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the applicable Borrower to, or for the account of, each Lender hereunder, (v) the amount of any sum received by the Administrative Agent hereunder from the applicable Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.
          (ii) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan. This Section 2.7(b) and Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form”

within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).
          (c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of either Borrower to repay the applicable Loans in accordance with their terms. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrowers (or after the Conversion Date, the Term Borrower), the Administrative Agent, such Lender at any reasonable time and from time to time upon reasonable prior notice.
          (d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that either Borrower (or after the Conversion Date, the Term Borrower) execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the applicable Borrower hereunder, the applicable Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Loans of such Lender, substantially in the forms of Exhibit B-1 or Exhibit B-2, respectively.
          Section 2.8 Optional Prepayments
          The Borrowers (or after the Conversion Date, the Term Borrower) may, upon at least five Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in the case of the Term Borrower and the Convertible Loans, in the case of the Convertible Borrower, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and any other amounts due at such time under any other Loan Document; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by either Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amounts owing pursuant to Section 2.14(e); and, provided, further, that each partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $100,000 in excess thereof. Any such partial prepayment shall be applied as the applicable Borrower shall direct or, in the absence of such direction, first, pro rata to the outstanding principal amount of the Term Loans until the Term Loans shall have been prepaid in full and second, to the outstanding principal amount of the Convertible Loans until the Convertible Loans shall have been prepaid in full. Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid (and other amounts due) shall become due and payable on the date specified for such prepayment.
          Section 2.9 Mandatory Prepayments
          (a) Not later than two Business Days following receipt by any Group Member of Net Cash Proceeds arising from an Asset Sale, Property Loss Event or Debt Issuance (only with respect to Incremental Indebtedness), the Borrowers (or after the Conversion Date, the Term Borrower) shall prepay the Loans (or after the Conversion Date, the Term Loans) in an amount equal to 100% of such Net Cash Proceeds (rounded down to the nearest $100,000). Any such mandatory prepayment shall be applied in accordance with clause (c) below; provided, however, that, in the case of any Net Cash Proceeds arising from a Reinvestment Event, the applicable Borrower shall prepay the Loans on the Reinvestment Prepayment Date.
          (b) [Intentionally Omitted]

          (c) Subject to the provisions of Section 2.13(g), any prepayments made by the Borrowers required to be applied in accordance with this clause (c) shall be applied as set forth in Section 2.8(a).
          Section 2.10 Interest
          (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:
          (i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Loans that are Base Rate Loans; and
          (ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin for Eurodollar Rate Loans in effect from time to time during such Eurodollar Interest Period.
          (b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) upon the payment thereof in full and (C) at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the prepayment thereof in full or in part (on the principal amount prepaid) and (C) at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).
          (c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, upon the request of the Requisite Lenders during the existence of an Event of Default and for so long thereafter as such Event of Default shall continue, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent (2%) per annum in excess of the rate of interest otherwise applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.
          Section 2.11 Conversion/Continuation Option
          (a) Each Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $100,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit E (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice (or, in the case of the conversion of a Eurodollar Rate Loan to a Base Rate Loan, one Business Day’s

prior written notice) specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.
          (b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.
          Section 2.12 Fees
          Each Borrower has agreed to pay to the Administrative Agent and the Arranger fees, the amount and dates of payment of which are embodied in the Fee Letter, in addition to the fees set forth herein.
          Section 2.13 Payments and Computations
          (a) Each Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 noon (New York time) on the day when due in Dollars to the Administrative Agent at its address referred to in Section 11.8 in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15, Section 2.16 or Section 2.14(c) or (d) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.
          (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Loans bearing interest by reference to Citibank’s base rate, a year of 365 or, if applicable, 366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Each payment by the Borrowers of any Loan (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligations shall be made in Dollars.
          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.
          (e) Unless the Administrative Agent shall have received notice from the applicable Borrower to the Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the applicable Borrower shall not have made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.
          (f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.9(c)), all payments and any other amounts received by the Administrative Agent from or for the benefit of a Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans of such Borrower the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower, second, to pay all other Obligations of such Borrower then due and payable and third, as the applicable Borrower so designates. Payments in respect of the Loans received by the Administrative Agent shall be distributed to each applicable Lender in accordance with such Lender’s Ratable Portion of the applicable Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated to the applicable Lenders, in proportion to their respective Ratable Portions.
          (g) Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.9(c) and clause (f) above shall apply all payments in respect of any Obligations and all other proceeds of Collateral in the following order:
          (i) first, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;
          (ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;
          (iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;
          (iv) fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Lenders;
          (v) fifth, to pay interest then due and payable in respect of the Loans (or after the Conversion Date, the Term Loans);

          (vi) sixth, to pay or prepay principal amounts on the Loans; and
          (vii) seventh, to the ratable payment of all other Secured Obligations;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by either Borrower, any Secured Party that is not a Lender or by any other Person that is not a Lender. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.
          Section 2.14 Special Provisions Governing Eurodollar Rate Loans
          (a) Determination of Interest Rate
          The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on each Borrower.
          (b) Interest Rate Unascertainable, Inadequate or Unfair
          In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the applicable Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent (or the Requisite Lenders through the Administrative Agent) shall notify the Borrowers (or after the Conversion Date, the Term Borrower) that the circumstances causing such suspension no longer exist (and the Administrative Agent and/or the Requisite Lenders agree to promptly provide such notice). Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
          (c) Increased Costs
          If at any time any Lender determines that the introduction after the date hereof of, or any change after the date hereof in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the applicable Borrower shall from time to time, within 15 days following demand by such Lender, which demand shall include a calculation in reasonable detail of the amount so demanded (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the applicable Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing provisions of this clause (c), no Lender shall be entitled to compensation for any increased cost resulting from a failure by such Lender to comply with any request from or requirement of any central banking or financial regulatory authority (whether or not having the force of law, but if not having the force of law being a request of a nature with which banks generally are expected or accustomed to comply).
          (d) Illegality
          Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the applicable Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and the applicable Borrower shall have the right to revoke any pending request for a Borrowing of Eurodollar Rate Loans (or, failing that, each such Lender shall make a Base Rate Loan pending request) and (ii) if the affected Eurodollar Rate Loans are then outstanding, the applicable Borrower shall immediately, at its option, prepay such Loan or convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the applicable Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The applicable Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.
          (e) Breakage Costs
          In addition to all amounts required to be paid by either Borrower pursuant to Section 2.10, such Borrower shall compensate each Lender, within 15 days following demand by such Lender, for all actual and documented losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to such Borrower but excluding any loss of the Applicable Margin on the relevant Loans and any other loss of profit) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the applicable Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by either Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the applicable Borrower concurrently with such demand a written statement setting forth in reasonable detail a calculation of such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.
          Section 2.15 Capital Adequacy
          If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, within 15 days following demand from time to time by such Lender, which demand shall include a calculation in reasonable detail of the amount so demanded (with a copy of such demand to the Administrative Agent), the applicable Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate setting forth in reasonable detail a calculation of such amounts submitted to the applicable Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error. Notwithstanding the foregoing provisions of this Section 2.15, no Lender shall be entitled to compensation for any cost or liability resulting from a failure by such Lender to comply with any request from or requirement of any central banking or financial regulatory authority (whether or not having the force of law, but if not having the force of law being a request of a nature with which banks generally are expected or accustomed to comply).
          Section 2.16 Taxes
          (a) Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party to the Administrative Agent or any Lender under any Loan Document to which such Loan Party is a party shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized and (B) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance or (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent), applicable to such Lender or the Administrative Agent, as the case may be, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16, such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.
          (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).
          (c) Each Loan Party shall, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the applicable Borrower (or after the Conversion Date, the Term Borrower) shall furnish to the Administrative Agent, at its address referred to in Section 11.8, the original or a certified copy of a receipt evidencing payment thereof.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.
          (f) (i) Each Non-U.S. Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Closing Date in the case of each Non-U.S. lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender or the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the applicable Borrower and the Administrative Agent, and (z) from time to time if requested by either Borrower (or after the Conversion Date, the Term Borrower) or the Administrative Agent, provide the Administrative Agent and such Borrower with two completed originals of each of the following, as applicable:
          (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;
          (B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;
          (C) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or

          (D) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.
Unless the applicable Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
          (ii) Each U.S. Lender shall (v) on or prior to the Closing Date in the case of each U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender or on or prior to the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the applicable Borrower and the Administrative Agent, and (z) from time to time if requested by the applicable Borrower or the Administrative Agent, provide the Administrative Agent and the applicable Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          Section 2.17 Substitution of Lenders
          (a) In the event that (i) any Lender makes a claim under Section 2.14(c) or Section 2.15, (ii) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrowers (or after the Conversion Date, the Term Borrower) pursuant to Section 2.14(d), (iii) any Loan Party is required to make any payment pursuant to Section 2.16 that is attributable to a particular Lender or (iv) any Lender becomes a Non-Funding Lender (any such Lender, an “Affected Lender”), such Borrower may substitute any Lender, Affiliate of a Lender or Approved Fund and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by such Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described above that such Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by such Borrower within 30 days of each other, then such Borrower may substitute all, but not (except to the extent such Borrower has already substituted one of such Affected Lenders before such Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

          (b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which pursuant to Section 11.5, do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Loans, together with any other Obligations then owing to it, (ii) the receipt by the Administrative Agent of an Assignment and Acceptance executed by the Substitute Institution and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date, without duplication of clause (i) above. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.
          (c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.
          Section 2.18 Delay in Requests
          Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to Sections 2.14(c), 2.14(e), 2.15 or 2.16 shall not constitute a waiver of such Person’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate such Person pursuant to any such Section for any amount incurred or suffered more than six months prior to the date that such Person notified such Borrower of the event giving rise to such amount and of such Person’s intention to claim compensation therefor (except that, if the event giving rise to such amount is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
ARTICLE III
Conditions To Loans
          Section 3.1 Conditions Precedent to Initial Loans
          The obligation of each Lender to make the Loans requested to be made by it on the Closing Date is subject to the satisfaction or waiver in accordance with Section 11.1 of each of the following conditions precedent:
          (a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Closing Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans, at least three Business Days prior to the Closing Date) each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:
          (i) this Agreement, duly executed and delivered by the Borrowers and, for the account of each Lender requesting the same, Notes of the applicable Borrowers conforming to the requirements set forth herein;
          (ii) the Administrative Agent shall be satisfied that neither Acquired Co. nor any Subsidiary thereof shall have any obligations or liability outstanding under any foreign exchange hedging contracts;
          (iii) the Pledge Agreement, duly executed by the Borrowers and each Grantor, together with each of the following:
          (A) evidence reasonably satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the Closing, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC) and (y) copies of UCC search reports from the secretary of state (or comparable filing office) of the state of formation of each Loan Party as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder; and
          (B) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank;
          (iv) a favorable opinion of Mayer, Brown Rowe & Maw LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;
          (v) a copy of each Related Document certified as being complete and correct by a Responsible Officer of the Convertible Borrower;
          (vi) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;
          (vii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vi) above;
          (viii) a certificate of a Responsible Officer of each Borrower, stating that the applicable Borrower is Solvent after giving effect to the initial Loans, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees related hereto and thereto;
          (ix) a certificate of a Responsible Officer of each Borrower to the effect that (A) the condition set forth in Section 3.1(f) has been satisfied and (B) no litigation not listed on Schedule 4.7 has been commenced against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and
          (x) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.
          (b) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable and documented fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).
          (c) Related Documents. The Administrative Agent shall be satisfied that (i) the terms and conditions of the Acquisition Agreement shall not have been amended, waived or modified, except to the extent permitted by Section 8.12, without the approval of the Administrative Agent, (ii) the Acquisition Agreement and the other Related Documents shall have been approved by all corporate action of each Borrower and each of the other parties thereto, shall have been executed and delivered by each such party, shall be in full force and effect and there shall not have occurred and be continuing any material breach or default thereunder, (iii) subject only to the funding of the initial Loans hereunder, all conditions precedent to the consummation of the Acquisition shall have been satisfied or waived with the consent of the Administrative Agent; provided that no such consent shall be required to the extent such waiver does not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral, and (iv) subject only to the funding of the initial Loans hereunder, the Acquisition shall have been consummated in accordance with the Acquisition Agreement and all applicable Requirements of Law and all representations and warranties contained in the Acquisition Agreement and the other Related Documents shall be true and correct in all material respects on the Closing Date.
          (d) Consents, Etc. Each of the Loan Parties shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Loan Parties lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Related Documents to which each of them, respectively, is, or shall be, a party, (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents and (iii) to consummate the Acquisition.
          (e) Request for Borrowing. With respect to each Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing.

          (f) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:
          (i) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
          (ii) no Default or Event of Default shall have occurred and be continuing.
          (g) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.
          Section 3.2 Determinations of Initial Borrowing Conditions
          For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing, specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing.
ARTICLE IV
Representations and Warranties
          To induce the Lenders and the Administrative Agent to enter into this Agreement, each of the Borrower represents and warrants each of the following to the Lenders and the Administrative Agent, on and as of the Closing Date and after giving effect to the Acquisition and the making of the Loans and the other financial accommodations on the Closing Date.
          Section 4.1 Corporate Existence; Compliance with Law
          Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 4.2 Corporate Power; Authorization; Enforceable Obligations
          (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:
          (i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;
          (ii) have been or, at the time of delivery thereof pursuant to Article III will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;
          (iii) do not and will not (A) contravene or violate such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Related Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and
          (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.
          (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
          Section 4.3 Ownership of Borrowers; Subsidiaries
          (a) On the Closing Date, all of the outstanding Stock of the Convertible Borrower is owned beneficially and of record by ProLogis North American Closed-End Industrial Fund REIT LLC, ProLogis North American Closed-End Industrial Fund Sub GP LLC and Palmtree Acquisition Corporation free and clear of all Liens other than the Lien in favor of the Secured Parties created by the Pledge Agreement and inchoate tax and ERISA Liens. All of the outstanding Stock of the Term Borrower is owned beneficially and of record by the Convertible Borrower, free and clear of all Liens other than the Lien in favor of the Secured Parties created by the Pledge Agreement. On the Closing Date, no Stock of either Borrower is subject to any option, warrant, right of conversion or purchase or any similar right other than in connection with Article XII. There are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the

Borrower or any agreement restricting the transfer or hypothecation of any such shares (other than any Loan Document) and the agreements and instruments contemplated hereby.
          (b) Set forth on Schedule 4.3 is a complete and accurate organizational chart of the Group Members as of the Closing Date and a list of each direct Subsidiary of each Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by each Borrower. Other than as permitted by this Agreement, no Stock of any Subsidiary of either Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of each Borrower owned (directly or indirectly) by such Borrower is owned by such Borrower or a Subsidiary of such Borrower, free and clear of all Liens (other than inchoate tax and ERISA Liens), options, warrants, rights of conversion or purchase or any similar rights. No Group Member is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. Neither Borrower owns or holds, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 and, in the case of the Convertible Borrower, the Stock of the Term Borrower.
          Section 4.4 Financial Statements
          (a) The Consolidated balance sheet of PM Fund as of December 31, 2006 and the related Consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, fairly present the Consolidated financial condition of PM Fund as of such date and the results of its operations such fiscal year, all in conformity with GAAP.
          (b) As of the Closing Date, neither PM Fund nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases (other than those entered into in the ordinary course of business) or unusual forward or long-term commitment that is not reflected in the financial statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.
          (c) The Projections were prepared in good faith based upon assumptions that ProLogis believed were reasonable as of the date of the preparation thereof (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers and their Subsidiaries, and that no assurance can be given that such projections will be realized).
          Section 4.5 Intentionally Omitted
          Section 4.6 Solvency
          Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of each Borrower, (c) the Acquisition and the consummation of the other financing transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Borrower is Solvent.
          Section 4.7 Litigation
          Except as set forth on Schedule 4.7, there are no pending or, to the knowledge of the Borrowers, threatened actions, investigations or proceedings affecting any Group Member before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).
          Section 4.8 Taxes
          All federal and other material state, foreign and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by each Group Member have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of such Group Member in conformity with GAAP. No Tax Return is under audit by any Governmental Authority and no notice of such an audit or any assertion of any claim for Taxes has been given or made by any Governmental Authority.
          Section 4.9 Full Disclosure
          All written information prepared or furnished by or on behalf of the Group Members in connection with this Agreement or the Related Documents or the consummation of the transactions contemplated hereunder and thereunder, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect.
          Section 4.10 Margin Regulations
          Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.
          Section 4.11 No Burdensome Restrictions; No Defaults
          (a) No Group Member is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of either Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (b) No Default or Event of Default has occurred and is continuing.
          Section 4.12 Investment Company Act
          No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

          Section 4.13 Use of Proceeds
          The proceeds of the Loans are being used by the Borrowers (and, to the extent distributed to them by the applicable Borrower, each other Loan Party) solely (a) to finance the Acquisition and for the payment of related transaction costs, fees and expenses, (b) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (c) in connection with the Conversion Event and (d) to the extent not used for the foregoing purposes, for working capital and Capital Expenditures of the Group Members and, to the extent not exceeding $25,000,000, general corporate purposes.
          Section 4.14 Insurance
          All policies of insurance of any kind or nature of the Group Members are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.
          Section 4.15 Labor Matters
          (a) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Borrower, threatened against or involving the Group Members, other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to either Borrowers’ knowledge, threatened, against or involving any Group Member, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (c) Except as set forth on Schedule 4.15, as of the Closing Date, there is no collective bargaining agreement covering any employee of any Group Member.
          (d) Schedule 4.15 sets forth, as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Group Members.
          Section 4.16 ERISA
          (a) Schedule 4.16 separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which any Group Member has any obligation or liability, contingent or otherwise.
          (b) Each employee benefit plan of each Group Member is intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for noncompliance that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

          (e) Except to the extent set forth on Schedule 4.16, no Group Member or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.
          Section 4.17 Environmental Matters
          (a) Each Group Member conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential Environmental Liabilities and Costs or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Borrower has reasonably concluded that, except as specifically disclosed in Schedule 4.17, such Environmental Laws and Environmental Liabilities and Costs would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) To the knowledge of the Borrowers, no Group Member nor any Real Property owned, operated or leased by or for any Group Member is subject to any pending or threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in Environmental Liabilities and Costs in excess of 5% of Value.
          (c) To the knowledge of the Borrowers, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Group Members or of Real Property owned, operated or leased by the Group Members that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of resulting in Environmental Liabilities and Costs in excess of 5% of Value.
          (d) To the knowledge of the Borrowers, as of the date hereof, no Environmental Lien has attached to any property of any Group Member and, to the knowledge of the Borrowers, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.
          Section 4.18 [Intentionally Omitted].
          Section 4.19 Title; Real Property
          (a) Each Group Member has good record and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by Holdings, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2.
          (b) Set forth on Schedule 4.19 is a complete and accurate list of all Real Property owned or leased by each Group Member and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.
          (c) All Permits required to have been issued or appropriate to enable all Real Property of each Group Member to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those Permits the non-issuance or non-effectiveness of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (d) No Group Member has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of any Group Member or any part thereof, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          Section 4.20 Related Documents
          (a) The execution, delivery and performance by each Loan Party of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby by such Loan Party:
          (i) are within such Loan Party’s respective corporate, limited liability company, partnership or other powers;
          (ii) have been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;
          (iii) do not and will not (A) contravene or violate any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any Loan Party, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of any Loan Party or any of its Subsidiaries other than a Lien permitted under Section 8.2; and
          (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date, none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by either Borrower over any of their Subsidiaries and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.
          (b) Each of the Related Documents has been or at the Closing Date will have been duly executed and delivered by each Loan Party party thereto and at the Closing Date will be the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
          (c) None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.12, and to the Borrowers’ knowledge each of the representations and warranties therein are true and correct in all material respects and no default or event that, with the giving of notice or lapse of time or both, would be a default has occurred thereunder.
ARTICLE V
Financial Covenants
          Holdings and each Borrower agree with the Lenders and the Administrative Agent to each of the following as long as any Obligation (other than any contingent indemnification obligation owing by such Borrower) remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 5.1 Maximum Leverage Ratio
          Following the Conversion Event, Holdings shall maintain, on the last day of each Fiscal Quarter, a Leverage Ratio of not more than 0.70 to 1.
          Section 5.2 [Intentionally Omitted]
          Section 5.3 Minimum Fixed Charge Coverage Ratio
          Holdings shall maintain a Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Quarter, of at least the minimum ratio set forth below:

Conversion Event	Minimum Fixed Charge Coverage Ratio
If the Conversion Event has occurred	1.10 to 1
If the Conversion Event has not occurred	1.00 to 1
          Section 5.4 [Intentionally Omitted]
          Section 5.5 Capital Expenditures
          The Borrowers shall not make or incur, or permit to be made or incurred, Growth Capex in excess of $50,000,000 during each Fiscal Year.
ARTICLE VI
Reporting Covenants
          Holdings and each Borrower agree with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than any contingent indemnification obligation owing by such Borrower) is outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 6.1 Financial Statements
          The Borrowers shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:
          (a) [Intentionally Omitted]
          (b) Quarterly Reports. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding Holdings and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flows for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, and, for the first Fiscal Quarter ending after the one year anniversary of the Closing Date and thereafter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of Holdings as fairly presenting the Consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).
          (c) Annual Reports. Within 120 days after the end of each Fiscal Year, financial information regarding Holdings and its Subsidiaries consisting of a Consolidated balance sheet of Holdings and its Subsidiaries as of the end of such year and related statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to Holdings being a going concern by the Holdings Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Holdings Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Holdings Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.
          (d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a certificate of a Responsible Officer of Holdings (each, a “Compliance Certificate”) (i) demonstrating compliance with each of the financial covenants contained in Article V as of the last day of the fiscal period covered thereby and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the applicable Borrower proposes to take with respect thereto.
          (e) Business Plan. If the Convertible Loan remains outstanding after the end of the Conversion Period, then not later than 30 days prior to the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of Holdings and its Subsidiaries for the next succeeding Fiscal Year approved by the Board of Directors of Holdings, and (ii) forecasts prepared by management of Holdings for each fiscal month in the next succeeding Fiscal Year including, in each instance described in clause (ii) above, (x) a projected year-end income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.
          Section 6.2 Default Notices
          As soon as practicable, and in any event within five Business Days after a Responsible Officer of Holdings or the Borrowers has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrowers (or after the Conversion Date, the Term Borrower) shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.
          Section 6.3 Litigation
          Promptly after the commencement thereof, the Borrowers (or after the Conversion Date, the Term Borrower) shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Group Members that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrowers, expose such Group Member that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
          Section 6.4 Notices under Related Documents
          Promptly after the sending or filing thereof, the Borrowers (or after the Conversion Date, the Term Borrower) shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Related Document.
          Section 6.5 Labor Relations
          Promptly after becoming aware of the same, the Borrowers (or after the Conversion Date, the Term Borrower) shall give the Administrative Agent written notice of (a) any material labor dispute to which any Group Member is a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.
          Section 6.6 [Intentionally Omitted]
          Section 6.7 ERISA Matters
          The Borrowers (or after the Conversion Date, the Term Borrower) shall furnish the Administrative Agent each of the following:
          (a) promptly and in any event within 30 days after any Group Member or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;
          (b) promptly and in any event within 10 days after any Group Member or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of Holdings describing such ERISA Event or waiver request and the action, if any, the applicable Group Member or ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and
          (c) simultaneously with the date that any Group Member or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.
          Section 6.8 Environmental Matters
          The Borrowers (or after the Conversion Date, the Term Borrower) shall provide the Administrative Agent promptly and in any event within 10 days after any Responsible Officer of any Group Member learning of any violation of or liability under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.
          Section 6.9 Other Information
          The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the

Group Members as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.
ARTICLE VII
Affirmative Covenants
          Each Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than any contingent indemnification obligation not owing by such Borrower) remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 7.1 Preservation of Corporate Existence, Etc.
          Each of Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, preserve and maintain its legal existence, except as permitted by Sections 8.4 and 8.7.
          Section 7.2 Compliance with Laws, Etc.
          Each of Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, comply with all applicable Requirements of Law and Contractual Obligations, except where the failure so to comply would not, in the aggregate, reasonably have a Material Adverse Effect.
          Section 7.3 [Intentionally Omitted]
          Section 7.4 Payment of Taxes, Etc.
          Each of Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except (a) where contested in good faith and by proper proceedings and for which adequate reserves have been established on the books of the applicable Borrower or the appropriate Subsidiary in conformity with GAAP or (b) to the extent the failure to pay and discharge would not reasonably be expected to have a Material Adverse Effect.
          Section 7.5 Maintenance of Insurance
          Each Borrower shall (a) maintain for, itself, and each Borrower shall cause to be maintained for each Subsidiary of such Borrower, self-insurance or other insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates.
          Section 7.6 Access
          Each of Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, upon reasonable prior written notice (except that during the continuance of an Event of Default, no such notice shall be required) to (a) at the request of the Administrative Agent or such Lender (unless an Event of Default then exists), examine and make copies of and abstracts from the records and books of account of the Group Members, (b) visit the properties of the Group Members and (c) discuss (provided that a representative of the Borrowers is given the opportunity to be present for such discussions) the affairs, finances and accounts of the any Group Member with any of its respective officers or directors.
          Section 7.7 Keeping of Books
          Each of Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, keep, proper books of record and account, in which true and correct entries are made that are sufficient to prepare financial statements required to be delivered pursuant to Sections 6.1(b) and (c) in conformity with GAAP consistently applied.
          Section 7.8 Maintenance of Properties, Etc.
          Each Borrower shall, and shall cause each of their respective Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 7.9 Application of Proceeds
          Each Borrower shall, and shall cause each of their respective Subsidiaries to, use the entire amount of the proceeds of the Loans as provided in Section 4.13.
          Section 7.10 Environmental
          Each of Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, comply with Environmental Laws, except to the extent non-compliance would reasonably be expected to have a Material Adverse Effect.
          Section 7.11 Conversion
          The Convertible Borrower shall pay any and all taxes and duties that may be payable in respect of the issue or delivery of the Partnership Interests on conversion of the Convertible Loans pursuant to Article XII; provided, however that the Borrowers shall not be required to pay any tax or duty that may be payable in respect of income of any holder of such Partnership Interests. The Convertible Borrower agrees that all Partnership Interests that may be delivered upon conversion of the Convertible Loans, upon such delivery, will have been duly authorized and validly issued and will be fully paid and nonassessable.
          Section 7.12 [Intentionally Omitted]
          Section 7.13 [Intentionally Omitted]
          Section 7.14 Hedging Contracts
          The Borrowers shall, within 90 days after the Closing Date, enter into an Interest Rate Contract or Contracts, on terms and with counterparties reasonably satisfactory to the Administrative Agent, so that at least 66 2/3% of the outstanding principal amount of the Loans is fixed or hedged.

ARTICLE VIII
Negative Covenants
          Each Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than any contingent indemnification obligation not owing by such Borrower) remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 8.1 Indebtedness
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:
          (a) the Secured Obligations in respect thereof;
          (b) Indebtedness existing on the date of this Agreement and disclosed in writing to the Administrative Agent prior to the date hereof;
          (c) Guaranty Obligations incurred by either Borrower in respect of Indebtedness of the Borrowers that is otherwise permitted by this Section 8.1 (other than clauses (a) or (b), above); provided, however, that Guaranty Obligations in respect of mortgage Indebtedness permitted by clause (d) below shall at no time exceed $50,000,000;
          (d) Capital Lease Obligations, mortgage Indebtedness and purchase money Indebtedness incurred by any Group Member to finance the acquisition of any assets; provided, however, that, (i) in the case of any fixed asset, any Capital Expenditure related thereto is otherwise permitted by Section 5.6 and the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $10,000,000 at any time and (ii) in the case of any mortgage Indebtedness, the proceeds from such Indebtedness not used in connection with the purchase of property securing such mortgage Indebtedness (including related transaction costs and repayment of any pre-existing Indebtedness secured by such property) is applied to the payment of the Obligations as set forth in Section 2.9;
          (e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b) or (d) above or this clause (e); provided, however, that any such renewal, extension, refinancing or refunding on terms, taken as a whole, no less favorable to the Group Member obligated thereunder than the Indebtedness being renewed, extended, refinanced or refunded and, if the principal amount of such Indebtedness is increased pursuant thereto, the amount of such additional Indebtedness is applied to the payment of the Obligations as set forth in Section 2.9;
          (f) a sale and leaseback transaction to the extent such transaction would constitute Indebtedness and is otherwise permitted by Section 8.4(g);
          (g) Indebtedness arising from intercompany loans (i) between the Borrowers, (ii) from any Subsidiary of either Borrower to either Borrower, (iii) from ProLogis and or any of its Subsidiaries that is not a Subsidiary of either Borrower to (A) either Borrower; provided that such intercompany loans are unsecured and subordinated to the Obligations of the Convertible Borrower or the Term Borrower, as applicable, in each case in a manner satisfactory to the Administrative Agent, or (B) to any Subsidiary of either Borrower; provided that such intercompany loans are made for tax purposes;

          (h) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;
          (i) Obligations under Interest Rate Contracts and swaps mandated by Section 7.14 and other Hedging Contracts permitted under Section 8.17;
          (j) other nonrecourse Indebtedness; provided, however, that the proceeds of such Indebtedness in excess of the amount applied to repay existing Indebtedness, (such Indebtedness, “Incremental Indebtedness”) pursuant to this clause (j) are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9;
          (k) Indebtedness incurred in connection with securitizations of mortgage Indebtedness; provided, however, that the proceeds of such Indebtedness in excess of the amount applied to repay existing Indebtedness securing mortgages existing on the Closing Date and to pay related transaction costs are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9; and
          (l) other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided, however, that the proceeds of such unsecured Indebtedness incurred pursuant to this clause (l) are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9.
          Section 8.2 Liens, Etc.
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, except for the following:
          (a) Liens created pursuant to the Loan Documents;
          (b) Liens existing on the date of this Agreement and disclosed on Schedule 8.2;
          (c) Customary Permitted Liens on the assets of the Group Members;
          (d) purchase money Liens granted by any Group Member (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of such Group Member’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease and proceeds thereof;
          (e) any Lien securing the renewal, extension, refinancing or refunding of any obligations secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the type of assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(e);
          (f) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, in each case to the extent such sale and leaseback transactions are permitted hereunder;

          (g) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of any Loan Party; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $50,000,000 at any time; and
          (h) Liens securing Indebtedness permitted by Section 8.1(k).
          Section 8.3 Investments
          Neither Borrower shall, nor shall they permit any of their respective Subsidiaries to, make or maintain, directly or indirectly, any Investment except for the following:
          (a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3;
          (b) Investments in cash and Cash Equivalents in the ordinary course of business;
          (c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Group Members;
          (d) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business;
          (e) Investments by (i) any Borrower in any other Group Member or (ii) the Convertible Borrower in the Term Borrower;
          (f) loans or advances to employees of the Group Members in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $10,000,000 at any time;
          (g) Guaranty Obligations permitted by Section 8.1; and
          (h) Investments not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $50,000,000 at any time.
          Section 8.4 Sale of Assets
          Neither Borrower shall, nor shall they permit any of their respective Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:
          (a) the sale or disposition of Cash Equivalents or Inventory, in each case in the ordinary course of business;
          (b) the sale or disposition of Equipment that has become obsolete or is replaced in the ordinary course of business;

          (c) issuances of Stock by (i) the Convertible Borrower or Holdings pursuant to the Syndication Agreement (as defined in Schedule 2.6) and the corresponding provisions of the Amended Borrower Agreement (as defined in Schedule 2.6) or the Amended Holdings Agreement (as defined in Schedule 2.6), as applicable, (ii) any Group Member that is a real estate investment trust not exceeding 1% of such Group Member’s total outstanding Stock (on a fully diluted basis), and (iii) any other Group Member in connection with such Group Member becoming a real estate investment trust and not exceeding 1% of such Group Member’s total outstanding Stock (on a fully diluted basis);
          (d) assignments and licenses of intellectual property of the Group Members in the ordinary course of business;
          (e) any Asset Sale to the Borrower or any Group Member, except to the extent prohibited by the Pledge Agreement; and
          (f) any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (f) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9;
          (g) sale and leaseback transactions; provided, however, that the Fair Market Value of all such Asset Sales shall not exceed $50,000,000; and
          (h) Asset Sales in connection with securitizations to the extent permitted by Section 8.1(k).
          Section 8.5 Restricted Payments
          Neither Borrower shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:
          (a) Restricted Payments by any Group Member to either Borrower, any other Group Member to Holdings or the Convertible Borrower to the Convertible Lender;
          (b) payments by either Borrower in respect of foreign, federal, state or local taxes owing by such Borrower in respect of such Borrower and its Subsidiaries, but not greater than the amount that would be payable by such Borrower, on a consolidated basis, if such Borrower were the taxpayer;
          (c) Restricted Payments necessary for the Term Borrower to maintain its status as a real estate investment trust; and
          (d) Restricted Payments to Holdings; provided, however, that, unless otherwise permitted pursuant to clause (c) above, the Restricted Payments described in this clause (d) shall not be permitted if an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

          Section 8.6 [Intentionally Omitted]
          Section 8.7 Restriction on Fundamental Changes
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, except in connection with the Acquisition, (a) merge or consolidate with any Person (other than mergers or consolidations among Group Members or in connection with Investments permitted by Section 8.3(h); provided that in any such transaction involving a Borrower or Holdings, such Person is the surviving entity) or (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person (other than any such acquisition by a Group Member of another Group Member or in connection with Investments permitted by Section 8.3(h).
          Section 8.8 Change in Nature of Business
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof.
          Section 8.9 Transactions with Affiliates
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, enter into any transaction of any kind with an Affiliate of the foregoing, whether or not in the ordinary course of business; provided that the foregoing restriction shall not apply to (a) transactions with existing equityholders of the Convertible Borrower or transactions in the ordinary course of business, in each case, (i) on fair and reasonable terms as favorable to such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (b) payments to or from such Affiliates under leases of commercial space on market terms, (c) payment of fees under asset or property management agreements under terms and conditions available from qualified management companies, (d) intercompany liabilities and other Investments otherwise expressly permitted by this Agreement and (e) transactions between Holdings, the Borrowers and/or any of their respective Subsidiaries.
          Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge
          Except pursuant to the Loan Documents and any agreements governing Indebtedness permitted by Section 8.1(b), (d), (e) or (j) (in the case of agreements permitted by clause (d), any prohibition or limitation shall only be effective against the assets financed or leased thereby), neither Borrower shall, nor shall they permit any of their respective Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrowers or any other Subsidiary of the Borrowers or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrowers or any Subsidiary of the Borrowers to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations, other than Indebtedness permitted by Section 8.1(j).

          Section 8.11 Modification of Constituent Documents
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of any Group Member and do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral.
          Section 8.12 Modification of Related Documents
          Neither Borrower shall, nor shall they permit any of their respective Subsidiaries to, (a) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Related Document except to the extent the foregoing do not materially affect the rights and privileges of any Group Member under such Related Document and that do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral) or (b) permit any breach or default to exist under any Related Document or take or fail to take any action thereunder, if to do so would reasonably be expected to have a Material Adverse Effect.
          Section 8.13 [Intentionally Omitted]
          Section 8.14 Accounting Changes; Fiscal Year
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.
          Section 8.15 Margin Regulations
          Neither Borrower shall, nor shall they permit any of their respective Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
          Section 8.16 [Intentionally Omitted]
          Section 8.17 No Speculative Transactions
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except as required by Section 7.14 or for the sole purpose of hedging in the normal course of business and consistent with industry practices.
          Section 8.18 Compliance with ERISA
          Neither Borrower nor Holdings shall, nor shall they permit any of their respective Subsidiaries to, cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would reasonably be expected to have a Material Adverse Effect in the aggregate.

ARTICLE IX
Events Of Default
          Section 9.1 Events of Default
          Each of the following events shall be an Event of Default:
          (a) either Borrower shall fail to pay any principal of any Loan owed by it when the same becomes due and payable; or
          (b) either Borrower shall fail to pay any interest on any Loan owed by it, any fee under any of the Loan Documents or any other Obligation (other than any Obligation referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or
          (c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
          (d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.1, 6.2, 7.1 (with respect to Holdings or any Borrower), 7.6, 7.9, or Article VIII or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of either Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to either Borrower by the Administrative Agent or any Lender; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within 30 days, then such 30-day period shall be extended for such additional period of time (not exceeding 60 additional days) as may be reasonably necessary to cure such failure so long as Borrowers commence such cure within such 60-day period and diligently prosecutes same until completion; or
          (e) (i) (A) any Group Member shall fail to make any payment when due (after giving effect to any applicable grace periods) in respect of any Indebtedness of any Group Member (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to recourse Indebtedness having a principal amount of $50,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (B) any acceleration occurs with respect to any nonrecourse Indebtedness of any Group Member (other than the Obligations) having a principal amount of $100,000,000 or more or any Guaranty Obligation in respect of such Indebtedness or (ii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
          (f) (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against Group Member (but not instituted by a Group Member) either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or
          (g) one or more judgments or orders (or other similar process) for the payment of money involving an aggregate amount in excess of $25,000,000, to the extent not covered by insurance, shall be rendered against one or more of any Loan Party and its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (h) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $25,000,000 in the aggregate; or
          (i) any provision of any Loan Document after delivery thereof shall for any reason (other than as expressly permitted hereunder or thereunder) fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or
          (j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing; or
          (k) there shall occur any Change of Control; or
          (l) there occurs under any Hedging Contract an Early Termination Event (as defined therein) resulting from (i) any event of default under such Hedging Contract as to which any Group Member is the Defaulting Party (as defined in such Hedging Contract) or (ii) any Termination Event (as so defined) under such Hedging Contract to which any Group Member is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Group Member as a result thereof is greater than $50,000,000.
          Section 9.2 Remedies
          During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrowers (or after the Conversion Date, the Term Borrower) declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrowers (or after the Conversion Date, the Term Borrower), declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f), (x) the Commitments of each Lender to make Loans shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.
          Section 9.3 [Intentionally Omitted]
          Section 9.4 Rescission
          If at any time after termination of the Commitments or acceleration of the maturity of the Loans, each Borrower shall pay all arrears of interest and all payments on account of principal of the applicable Loans that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1, then upon the written consent of the Requisite Lenders and written notice to the Borrowers (or after the Conversion Date, the Term Borrower), the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit either Borrower and do not give either Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
ARTICLE X
The Administrative Agent
          Section 10.1 Authorization and Action
          (a) Each Lender hereby appoints Citicorp as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders and the other Secured Parties under such Collateral Documents.
          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.
          (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.7(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.
          (d) In the event that Citicorp or any of its Affiliates is or becomes an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citicorp in its capacity as the Administrative Agent for the benefit of any Loan Party under any Loan Document (other than Citicorp or an Affiliate of Citicorp) and which is applied in accordance with the Loan Documents is exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
          (e) The Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.
          Section 10.2 Administrative Agent’s Reliance, Etc.
          None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (b) may rely on the Register to the extent set forth in Section 2.6(b), (c) may consult with legal counsel (including counsel to the Borrowers or any other Group Member), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Group Member in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.
          Section 10.3 Posting of Approved Electronic Communications
          (a) Each of the Lenders and each Borrower agree, and each Borrower shall cause each Group Member to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic

Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
          (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledges and agrees, and each Borrower shall cause each Group Member to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Borrower hereby approves, and each Borrower shall cause each Group Member to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and each Borrower shall cause each Group Member to understand and assume, the risks of such distribution.
          (c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.
          (d) Each of the Lenders and each Borrower agree, and each Borrower shall cause each Group Member to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          Section 10.4 The Administrative Agent Individually
          With respect to its Ratable Portion, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders”, “Term Lenders”, “Convertible Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Term Lender, Convertible Lender, Requisite Term Lender, Requisite Convertible Lender or as one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citicorp were not acting as the Administrative Agent.
          Section 10.5 Lender Credit Decision
          Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of each Borrower and each other Loan Party in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.
          Section 10.6 Indemnification
          Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by each Borrower or another Loan Party.
          Section 10.7 Successor Administrative Agent
          The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers (or after the Conversion Date, the Term Borrower). Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrowers (or after the Conversion Date, the Term Borrower) (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative

Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          Section 10.8 Concerning the Collateral and the Collateral Documents
          (a) Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by any Group Member, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.
          (b) Each of the Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate as reasonably requested by either Borrower) any Lien held by the Administrative Agent for the benefit of the Lenders against any of the following:
          (i) all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable;
          (ii) any assets that are subject to a Lien permitted by Section 8.2(d) or (e); and
          (iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).
Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

ARTICLE XI
Miscellaneous
          Section 11.1 Amendments, Waivers, Etc.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrowers (or after the Conversion Date, the Term Borrower), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:
          (i) waive any condition specified in Section 3.1, except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1, subject to the provisions of Section 3.3;
          (ii) increase the Commitment of such Lender or subject such Lender to any additional obligation;
          (iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;
          (iv) reduce, or release either Borrower from its obligations to repay, the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof);
          (v) reduce the rate of interest on any Loan outstanding and owing to such Lender or any fee payable hereunder to such Lender;
          (vi) expressly subordinate any of the Secured Obligations or any Liens securing the Secured Obligations except to the extent permitted by Section 10.8(b);
          (vii) postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;
          (viii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;
          (ix) release all or substantially all of the Collateral except as provided in Section 10.8(b) or release either Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any); or

          (x) amend Section 10.8(b), Section 11.7, this Section 11.1 or definition of the terms “Requisite Lenders,” or “Ratable Portion”;
and provided, further, that (x) any modification of the application of payments to the Loans pursuant to Section 2.9 shall require the consent of the Requisite Lenders, (y) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(e), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrowers (or after the Conversion Date, the Term Borrower), amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.
          (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on either Borrower in any case shall entitle either Borrower to any other or further notice or demand in similar or other circumstances.
          (c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of Requisite Lenders is obtained but the consent of any Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrowers’ (or after the Conversion Date, the Term Borrower’s) request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent (such consent not to be unreasonably withheld or delayed) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Loans of such Non-Consenting Lender if such Non-Consenting Lender is a Lender, in each case for an amount equal to the principal balance of all Loans, held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrowers (or after the Conversion Date, the Term Borrower) whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
          Section 11.2 Assignments and Participations
          (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loans, but excluding any rights and obligations with respect to any Convertible Loan during the Conversion Period unless a Default or an Event of Default has occurred and is continuing); provided, however, that (i) if any such assignment shall be of the assigning Lender’s Term Loans and Commitment, such assignment shall cover the same percentage of such Lender’s Loans and Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $5,000,000, except, in either case, (A) with the consent of the Borrower under the applicable Facility (or after the Conversion Date, the Term Borrower) and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrowers (or after the Conversion Date, the Term Borrower) (which consents shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrowers (or after the Conversion Date, the Term Borrower) shall not be required (x) for any assignment occurring when any Event of Default shall have occurred and be continuing and (y) for any assignment by any Affiliate of the Administrative Agent made within 15 Business Days after the Closing Date of its Commitments held on the Closing Date.
          (b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.17 and Section 11.1(c), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (c) The Administrative Agent shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.
          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers (or after the Conversion Date, the Term Borrower). Within five Business Days after its receipt of such notice, such Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 or Exhibit B-2, as applicable.
          (e) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:
          (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and
          (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), without notice to or consent of the Administrative Agent or either Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board).
Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrowers from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 and 2.16 and of 2.14(d) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.15, 2.16 or 2.14(d) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount either Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against either Borrower, the Administrative Agent or the other Lenders.
          (f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.15 and 2.16 and of 2.14(d) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrowers shall not, at any time, be obligated to make under Section 2.15, 2.16 or 2.14(d) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrowers would have been obligated to pay to such Lender in respect of such interest had such participation not been sold and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrowers, the Administrative Agent or the other Lenders.
          Section 11.3 Costs and Expenses
          (a) Each Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP) incurred by the Administrative Agent in connection with any of the following: (i) the preparation, negotiation or execution of any Loan Document, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Article III), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable and documented fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrowers’ Subsidiaries, the Acquisition, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrowers’ Subsidiaries, the Acquisition, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same; provided that with respect to the costs and expenses set forth in this clause (a) in connection with the Term Loan, the Administrative Agent shall not seek reimbursement for such costs and expenses in excess of $300,000.

          (b) Each Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees, incurred by the Administrative Agent, such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default and (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding.
          Section 11.4 Indemnities
          (a) Each Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter (i) to the extent resulting from the gross negligence or willful misconduct of that Indemnitee or any of its Affiliates as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (ii) to the extent resulting from a claim brought against such Indemnitee by a Borrower for breach in bad faith of such Indemnitee’s obligations under any Loan Document, if such Loan Party has obtained a final non-appealable judgment or order in its favor on such claim from a court of competent jurisdiction. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Group Members involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Group Members, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to a Group Member, or the owner, lessee or operator of any property of the Group Members by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or the Administrative Agent, any Lender having become the successor in interest to a Group Member and (y) attributable solely to acts of the Administrative Agent, such Lender or any agent on behalf of the Administrative Agent, such Lender.

          (b) Each Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and such Borrower, in any event, may participate in the defense thereof with legal counsel of its choice. In the event that such indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense.
          (c) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.
          Section 11.5 Limitation of Liability
          (a) Each Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s or its Affiliate’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          Section 11.6 Right of Set-off
          Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of each Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers (or after the Conversion Date, the Term Borrower) after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this

Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.
          Section 11.7 Sharing of Payments, Etc.
          (a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 or 11.4 (other than payments pursuant to Section 2.14, 2.15 or 2.16 or otherwise receives any Collateral or any Proceeds of Collateral (other than payments pursuant to Section 2.14, 2.15 or 2.16) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6) or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.
          (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.
          (c) Each Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
          Section 11.8 Notices, Etc.
          (a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Borrowers:

c/o ProLogis North American Closed-End Industrial Fund REIT LLC
4545 Airport Way
Denver, Colorado 80239
Attention: Philip D. Joseph, Jr.
Telecopy no: (303) 567-5902

with a copy to:

Mayer, Brown, Rowe & Maw, LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Robert C. Baptista, Jr.

Telecopy no: (312) 701-7711
E-Mail Address: rbaptista@mayerbrown.com

(ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance;

(iii)	if to the Administrative Agent:

Citicorp North America, Inc.
Niraj R. Shah
388 Greenwich St, 19th Floor
NY, NY 10013
Ph: 212-816-5478
Fax: 646-291-1622
Email: niraj.r.shah@citi.com
with a copy to:

Weil, Gotshal & Manges, LLP
767 Fifth Avenue,
New York, New York 10153-0119
Attention: Marsha E. Simms, Esq.
Telecopy no: (212) 310-8007
E-Mail Address: marsha.simms@weil.com
or at such other address as shall be notified in writing (x) in the case of the Borrowers, the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrowers and the Administrative Agent.
          (b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by United States mail, five days after deposit in the United States mails, (iii) if delivered by posting to an Approved Electronic Platform (to the extent permitted by Section 10.3 to be delivered thereunder), an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article X shall not be effective until received by the Administrative Agent.
          (c) Use of Electronic Platform. Notwithstanding clause (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic

Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrowers (or after the Conversion Date, the Term Borrower). Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.
          Section 11.9 No Waiver; Remedies
          No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 11.10 Binding Effect
          This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure solely to the benefit of the Borrowers, the Administrative Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          Section 11.11 Governing Law
          This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
          Section 11.12 Submission to Jurisdiction; Service of Process
          (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (b) Each Borrower hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Borrower at its address specified in Section 11.8. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrowers or any other Loan Party in any other jurisdiction.

          Section 11.13 Waiver of Jury Trial
          Each of the Administrative Agent, the Lenders and Each Borrower irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.
          Section 11.14 Marshaling; Payments Set Aside
          None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of either Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that either Borrower makes a payment or payments to the Administrative Agent or the Lenders or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          Section 11.15 Section Titles
          The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof is a reference to such clause, sub-clause or subsection and not to the entire Section.
          Section 11.16 Execution in Counterparts
          This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers (or after the Conversion Date, the Term Borrower) and the Administrative Agent.
          Section 11.17 Entire Agreement
          This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.
          Section 11.18 Confidentiality
          Each Lender and the Administrative Agent agree to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives

(it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.
          For purposes of this Section, “Information” means all information received from ProLogis, any Group Member relating to ProLogis, any Group Member or any of their respective businesses, other than any such information that is available to the Administrative Agent or the applicable Lender on a nonconfidential basis from a source other than ProLogis or any Group Member.
          Section 11.19 Patriot Act Notice.
          Each Lender subject to the Patriot Act hereby notifies each Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, including the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.
          Section 11.20 Several Obligations.
          The Obligations of the Borrowers hereunder are several and not joint.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PROLOGIS NORTH AMERICAN CLOSED-END INDUSTRIAL FUND REIT II LLC, as Term Borrower

By:	ProLogis North American Closed-End Industrial Fund Sub, LP, a Delaware limited partnership, its sole member

By:	ProLogis North American Closed-End Industrial Fund Sub GP LLC, a Delaware limited liability company, its general partner

By:	ProLogis North American Closed-End Industrial Fund REIT LLC, a Delaware limited liability company, its sole member

By:	ProLogis North American Closed-End Industrial Fund, LP, a Delaware limited partnership, its sole member

By:	ProLogis North American Closed-End Industrial Fund GP LLC, a Delaware limited liability company, its general partner

By:	ProLogis Logistics Services Incorporated, a Delaware corporation, its sole member

By:	/s/ Phillip D. Joseph, Jr.

	Name:	Phillip D. Joseph, Jr.
	Title:	First Vice President
[Signature page to Credit Agreement]

PROLOGIS NORTH AMERICAN CLOSED-END INDUSTRIAL FUND SUB, LP, as Convertible Borrower

By:	ProLogis North American Closed-End Industrial Fund Sub GP LLC, a Delaware limited liability company, its general partner

By:	ProLogis North American Closed-End Industrial Fund REIT LLC, a Delaware limited liability company, its sole member

By:	ProLogis North American Closed-End Industrial Fund, LP, a Delaware limited partnership, its sole member

By:	ProLogis North American Closed-End Industrial Fund GP LLC, a Delaware limited liability company, its general partner

By:	ProLogis Logistics Services Incorporated, a Delaware corporation, its sole member

By:	/s/ Phillip D. Joseph, Jr.

	Name:	Phillip D. Joseph, Jr.
	Title:	First Vice President
[Signature page to Credit Agreement]

PROLOGIS NORTH AMERICAN CLOSED-END INDUSTRIAL FUND, LP, as Holdings

By:	ProLogis North American Closed-End Industrial Fund GP LLC, a Delaware limited liability company, its general partner

By:	ProLogis Logistics Services Incorporated, a Delaware corporation, its sole member

By:	/s/ Phillip D. Joseph, Jr.

	Name:	Phillip D. Joseph, Jr.
	Title:	First Vice President
[Signature page to Credit Agreement]

CITICORP NORTH AMERICA, INC., as Administrative Agent and Term Lender

By:	/s/ David Bouton

Name: David Bouton
Title:
[Signature page to Credit Agreement]

CITIGROUP FINANCIAL PRODUCTS INC., as Convertible Lender

By:	/s/ David Bouton

Name: David Bouton
Title:
[Signature page to Credit Agreement]